Exhibit 10.3

January 5, 2017

Steven Kafka

Re:    Retention Bonus

Dear Steve:

As you know, Foundation Medicine, Inc. (“Foundation Medicine” or the “Company”) has hired a new Chief Executive Officer who is expected to begin his employment at Foundation Medicine on February 6, 2017 (the “New CEO Commencement Date”). At this time, the Company believes that your assistance during the one year period that will follow the New CEO’s Commencement Date is important to the Company and its business goals. To incent you to remain actively employed with the Company at least through the end of this period, the Company is offering you the opportunity to receive a “Retention Bonus” as set forth in this letter agreement (the “Letter Agreement”). This Retention Bonus opportunity is supplemental to and not in lieu of your and the Company’s rights and obligations pursuant to the December 10, 2012 Non-Competition, Non-Solicitation, Confidentiality and Assignment Agreement (the “Restrictive Covenants”), the May 21, 2013 Employment Offer Letter as amended by the September 10, 2013 First Amendment to the Employment Offer Letter (collectively, the “Employment Agreement”) (including, without limitation, salary, annual cash bonus opportunity and equity awards in accordance with the Employment Agreement), and the Equity Documents. Capitalized terms referenced in this Letter Agreement and not defined or amended herein shall have the same definition as stated in the Employment Agreement. With those understandings, the terms of this Retention Bonus opportunity are as follows:

1.	Cash Retention Bonus Requirements and Terms

In exchange for your continued employment and your contributions during the twelve (12) months beginning on and immediately following the New CEO Commencement Date (the “Retention Bonus Period”), you will be eligible to receive a cash retention bonus of $676,478 (the “Retention Bonus”), in two (2) equal payments (each a “Retention Bonus Installment”), subject to the following conditions.

To earn the first Retention Bonus Installment, you must be employed by the Company on the date six (6) months following the New CEO Commencement Date. To earn the second Retention Bonus Installment, you must be employed by the Company on the last day of the Retention Bonus Period. The Company will pay you each Retention Bonus Installment on the Company’s next regular payroll date following the date it is earned. Notwithstanding the

January 5, 2017

foregoing, if you are terminated by the Company without Cause before you receive the entire Retention Bonus, the unpaid portion of the Retention Bonus will be paid to you in a lump sum on the date of the first Salary Continuation payment, provided you enter into a Release and comply with the other conditions in the Employment Agreement applicable to Severance Payments. Once earned, a Retention Bonus Installment is not subject to claw back.

2.	Equity Retention Bonus Requirements and Terms

Subject to approval by the Company’s Board of Directors (the “Board”) or a committee thereof, as may be required by the Company’s applicable governance rules, you will be granted a supplemental equity award of Restricted Stock Units (“RSUs”) with an aggregate value of $1,000,000 (“Retention Equity Award”). The number of RSUs to be granted as part of the Retention Equity Award will be calculated based on the 30-day average closing price of Foundation Medicine common stock preceding the New CEO Commencement Date. The effective date for the grant will be the New CEO Commencement Date (“Retention Equity Grant Date”). The Retention Equity Award will vest on the last day of the Retention Bonus Period if you are an employee of Foundation Medicine on that date (the “Retention Equity Award Vesting Date”), provided and notwithstanding the foregoing, if you are terminated by the Company without Cause during the Retention Bonus Period and before the Retention Equity Award Vesting Date and you enter into a Release and comply with the other conditions in the Employment Agreement applicable to Severance Payments, the vesting of the Retention Equity Award shall be accelerated and shall be fully vested as of the date of the termination of your employment (or if the date of your without Cause termination is prior to the Retention Equity Grant Date, in lieu of Retention Equity Award you will be issued unrestricted shares of the Company’s stock with an aggregate value of $1,000,000). The Retention Equity Award will be governed by a restricted stock unit award agreement in the standard form approved by the Board and shareholders, and will be subject to the provisions of Foundation Medicine’s Amended and Restated 2013 Stock Incentive Plan (together with any other incentive equity plan(s), as may be amended from time to time, any associated award agreements, the “Equity Documents”).

3.	Preservation of At-Will Employment and Employment Agreement

Nothing in this Letter Agreement alters the at-will nature of your employment with the Company, meaning either you or the Company can end your employment at any time, with or without Cause, subject to the terms of the Employment Agreement. Notwithstanding anything to the contrary in the Employment Agreement, if you resign from your employment on or after October 1, 2017 but prior to earning an annual performance bonus for 2017, you will be eligible to receive a pro-rated annual performance bonus for 2017 subject to the Board or Compensation Committee’s assessment of your performance, as well as business conditions at the Company (the “2017 Pro-rated Bonus”). If earned, the 2017 Pro-rated Bonus shall be paid at the time 2017 bonus payments are made to the Company’s other executives but in no event later than March 15, 2018.

January 5, 2017

4.	Section 409A

This Letter Agreement is unfunded and the Retention Bonus payments and the Retention Equity Award are subject to a substantial risk of forfeiture and thus are not intended to qualify as deferred compensation for purposes of Section 409A of the Code. Furthermore, the payments of the Retention Bonus and the Retention Equity Award are intended to be exempt from the requirements of Section 409A of the Code as a “short-term deferral” as described in Section 409A of the Code, and the provisions regarding such payment shall be interpreted accordingly. To the extent that any provision of the Letter Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder are exempt from or comply with Section 409A of the Code.

5.	Miscellaneous

This Letter Agreement constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes all prior oral and written agreements and understandings between you and the Company with respect to any related subject matter, provided however, the Employment Agreement, the Restrictive Covenants, and the Equity Documents remain in full force and effect. This Letter Agreement will be deemed to be made and entered into in the Commonwealth of Massachusetts and will in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts. This Letter Agreement may be amended or modified only by a formal written instrument signed by you and by a duly authorized representative of the Company. This Letter Agreement shall inure to the benefit of and be binding upon the Company and its successors and permitted assigns.

January 5, 2017

We hope that it this arrangement encourages your continued effective commitment to the Company.

Sincerely,

/s/ Michael Pellini
Michael Pellini
CEO

FOUNDATION MEDICINE, INC.

Acknowledged and Agreed:

/s/ Steven Kafka
Steven Kafka, PhD.